Exhibit 99.1

CTE Investor Relations 100 CTE Drive Dallas, PA 18612-9774

INVESTOR NEWS

Contact:	David G. Weselcouch
Senior Vice President – Investor Relations
and Corporate Communications
(570) 631-2807

Commonwealth Telephone Enterprises Names Eileen O’Neill Odum
Executive Vice President and Chief Operating Officer

Dallas, PA – June 24, 2004 – Commonwealth Telephone Enterprises, Inc. (“CTE”) [Nasdaq: CTCO], today announced the appointment of Eileen O’Neill Odum as executive vice president and chief operating officer, effective July 1, 2004. Ms. Odum replaces James DePolo, who has served CTE as executive vice president and chief operating officer since 1999. Mr. DePolo is stepping away from operating responsibilities and into the role of community affairs advocate for CTE, a position in which he will represent CTE’s interest across a broad array of civic and community organizations, while having the opportunity to spend more time with his family.

In her new position, Ms. Odum, 49, will be responsible for the management and oversight of all daily activities of the CTE business units of Commonwealth Telephone Company and CTSI, LLC; as well as epix® Internet Services/Jack Flash® DSL; Commonwealth Communications; and several staff operations. Ms. Odum will report to Michael J. Mahoney, CTE’s president and chief executive officer.

Ms. Odum has over 25 years of experience in virtually all aspects of the telecommunications industry. Before joining CTE, Ms. Odum most recently served as president of national operations for the domestic wireline telecom unit of Verizon Communications Inc. (“Verizon”). In this capacity, Ms. Odum led over 50,000 employees through all aspects of the operational integration of GTE Corporation’s (“GTE”) domestic telecom business with Bell Atlantic’s domestic wireline operation in conjunction with the industry’s largest ever merger that created Verizon. Ms. Odum began her career with GTE in 1978, progressing through a broad range of functional roles and business units, and holding positions of increasing responsibility in finance, regulatory, marketing, sales and operations. In 1988, Ms. Odum was named vice president of marketing for GTE’s wireless company; in 1990, she was appointed vice president and general manager of GTE’s wireless markets in Texas, where she held full P&L responsibility. As president of GTE’s Northwest Region from 1994-2000, she led operations in five states, with her leadership resulting in this region’s achievement of best in class financial and

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customer service performance among telephone companies in the Pacific Northwest and within GTE’s overall domestic telecom operations.

Ms. Odum is a cum laude graduate of the University of Washington, Seattle, with a B.A. in Business Administration/Finance. She currently is a member of the Advisory Board of the University of Washington School of Business; and a member of the Board of Trustees and Chair of the Finance Committee for the American Red Cross of Greater New York.

“We are excited to have an executive of Eileen’s caliber joining CTE,” stated Michael J. Mahoney, CTE’s president and chief executive office. “Eileen possesses a broad range of experience across all aspects of managing a telecom operation, and she has achieved a consistent record of outstanding financial results and exceptional customer service delivery.

“As previously indicated,” continued Mahoney, “we are in the process of developing a new strategic plan to ensure that CTE is positioned to capitalize on changing consumer preferences, market trends and technological developments, as we move beyond 2004. The addition of Eileen to our senior management team will not only add important experience and expertise to our thought processes as we develop our plan, but will also ensure that we are positioned to operationally execute our strategic plan in the most productive, efficient and value enhancing manner as we move forward. I am pleased to welcome Eileen to our management team.”

About CTE
Headquartered in Dallas, PA, Commonwealth Telephone Enterprises, Inc., serves a growing base of business and residential customers with the full array of technologically advanced data and voice telecommunications products and services, including broadband data services and high-speed Internet access, delivered over its 100% digitally switched, fiber-rich network.

CTE’s primary operating segments are: Commonwealth Telephone Company (“CT”), the nation’s seventh largest publicly held independent local exchange carrier, which has been operating in various rural Pennsylvania markets since 1897; and, CTSI, LLC (“CTSI”), a local exchange carrier operating in competitive markets outside CT’s territory, that formally commenced operations in 1997. Jack Flash®, a broadband data service that uses DSL technology to offer high-speed Internet access and digital connectivity solutions, is offered throughout CTE’s service territories. CTE’s support businesses include epix® Internet Services (www.epix.net), one of the Northeast’s largest rural Internet Service Providers (“ISPs”), and Commonwealth Communications, a provider of telecommunications equipment and facilities management services.

A web site featuring current information regarding Commonwealth Telephone Enterprises, Inc., can be found on the Internet at www.ct-enterprises.com.

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